Exhibit 4.3

DESCRIPTION OF SECURITIES

The following description summarizes the most important terms of our capital stock. Because it is only a summary, it does not contain all the information that may be important to you. For a complete description, you should refer to our restated certificate of incorporation and restated bylaws, which are included as exhibits hereto, and to the applicable provisions of Delaware law.

We have authorized capital stock consisting of 50,000,000 shares of common stock and 10,000,000 shares of preferred stock. Except as otherwise provided in the certificate of designation of any series of preferred stock we may issue, the number of authorized shares of common stock or preferred stock may from time to time be increased or decreased (but not below the number of shares of such class outstanding) by the affirmative vote of the holders of a majority in voting power of the outstanding shares of our capital stock.

As of June 30, 2023, we had 12,517,500 shares of common stock issued and outstanding and no shares of preferred stock issued and outstanding. Unless stated otherwise, the following discussion summarizes the term and provisions of our restated certificate of incorporation and our restated bylaws.

Common Stock

Dividend Rights

Subject to preferences that may apply to any shares of redeemable convertible preferred stock outstanding at the time, the holders of our common stock are entitled to receive dividends out of funds legally available if our board of directors, in its discretion, determines to issue dividends and then only at the times and in the amounts that our board of directors may determine.

Voting Rights

Holders of our common stock are entitled to one vote for each share of common stock held on all matters submitted to a vote of stockholders. We have not provided for cumulative voting for the election of directors in our restated certificate of incorporation. Except as otherwise required by law, the restated and amended certificate of incorporation, the restated and amended bylaws or the rules of any applicable stock exchange, in all matters other than the election of directors, the affirmative vote of a majority of the voting power of the shares present in person or represented by proxy at a meeting and entitled to vote on the subject matter shall be the act of the stockholders. Except as otherwise required by law, the amended and restated certificate of incorporation or the amended and restated bylaws, directors shall be elected by a plurality of the voting power of the shares present in person or represented by proxy at the meeting and entitled to vote on the election of directors. Accordingly, even if a director receives 1% of the votes cast, he or she will be elected assuming there is no opposition candidate; where there is an opposition candidate, the candidate receiving the most votes wins, without regard to whether those votes constitute a majority of the votes at the meeting. Our restated bylaws establish a classified board of directors, to be divided into three classes with staggered three-year terms. Only one class of directors will be elected at each annual meeting of our stockholders, with the other classes continuing for the remainder of their respective three-year terms.

No Preemptive or Similar Rights

Our common stock is not entitled to preemptive rights, and is not subject to redemption or sinking fund provisions.

Right to Receive Liquidation Distributions

Upon our liquidation, dissolution, or winding-up, the assets legally available for distribution to our stockholders would be distributable ratably among the holders of our common stock and any participating redeemable convertible preferred stock outstanding at that time, subject to prior satisfaction of all outstanding debt and liabilities and the preferential rights of and the payment of liquidation preferences, if any, on any outstanding shares of redeemable convertible preferred stock.

Preferred Stock

Our board of directors will be authorized, subject to limitations prescribed by Delaware law, to issue preferred stock in one or more series, to establish from time to time the number of shares to be included in each series, and to fix the designation, powers, preferences, and rights of the shares of each series and any of its qualifications, limitations, or restrictions, in each case without further vote or action by our stockholders. Our board of directors can also increase or decrease the number of shares of any series of preferred stock, but not below the number of shares of that series then outstanding, without any further vote or action by our stockholders. Our board of directors may authorize the issuance of preferred stock with voting or conversion rights that could adversely affect the voting power or other rights of the holders of our common stock. The issuance of preferred stock, while providing flexibility in connection with possible acquisitions and other corporate purposes, could, among other things, have the effect of delaying, deferring, or preventing a change in our control and might adversely affect the market price of our common stock and the voting and other rights of the holders of our common stock. We have no current plan to issue any shares of preferred stock.

Warrants and Options

As of June 30, 2023, we have no warrant outstanding and 1,034,000 stock options outstanding. We are not registering shares of common stock underlying any options in this registration statement.

Placement Agent Warrants

As of June 30, 2023, we have Placement Agent Warrants outstanding that allow the placement agent and its assigns to purchase up to a total of 445,653 shares of our common stock. The following is a summary of material terms of the Placement Agent Warrants; such summary does not purport to be a complete description of the terms of the Placement Agent Warrants and you are urged to read the warrant agreement in its entirety.

Pursuant to the Offering, we issued Placement Agent Warrants to purchase up to an aggregate of 445,653 shares of common stock. The exercise price of the Placement Agent Warrants is $3.00 per share, subject to adjustment as set forth in the warrant agreement, and are also exercisable on a cashless basis. The Placement Agent Warrants are exercisable, at any time, and from time to time, in whole or in part, within five years commencing on or after the closing of this Offering; however, the shares underlying the Placement Agent Warrants may not be sold or transferred for a period of six months from the date on which this Offering closes.

Registration Rights Agreement

In connection with the Offering, we entered into a registration rights agreement (the “Registration Rights Agreement”), pursuant to which we have agreed that promptly, but no later than 60 calendar days from the final closing of the Offering, we will file this registration statement with the SEC (the “Registration Statement”), covering (i) the shares of our common stock issued in the Offering and (ii) 445,653 shares of common stock issuable upon exercise of the Placement Agent Warrants ((i) and (ii) collectively, the “Registrable Shares”). We will use our commercially reasonable efforts to ensure that this Registration Statement is declared effective within 150 calendar days after the final closing of the Offering (which 150 day period shall be extended for each day of a U.S. government shut down that results in the SEC temporarily discontinuing review of, or acceleration of the effectiveness of, registration statements, if any).

We must use commercially reasonable efforts to keep the Registration Statement effective for period of five (5) years after the date it is declared effective or for such shorter period as such securities no longer constitute registrable securities, as such term is defined in the Registration Rights Agreement.

We will pay all expenses in connection with the registration obligations provided in the Registration Rights Agreement, including, without limitation, all registration, filing, and stock exchange fees, printing expenses, all fees and expenses of complying with applicable securities laws, the fees and disbursements of our counsel and of our independent accountants, and the reasonable fees and disbursements of a single counsel to the holders of the Registrable Securities, not to exceed $10,000. Each holder will be responsible for its own sales commissions, if any, transfer taxes and the expenses of any other attorney or advisor such holder decides to employ.

All descriptions of the Registration Rights Agreement herein are qualified in their entirety by reference to the text thereof filed as Exhibit 10.16 hereto and incorporated herein by reference.

Anti-Takeover Provisions

The provisions of the DGCL, our restated certificate of incorporation, and our restated bylaws following the Offering could have the effect of delaying, deferring, or discouraging another person from acquiring control of our Company. These provisions, which are summarized below, are expected to discourage certain types of coercive takeover practices and inadequate takeover bids and encourage persons seeking to acquire control of our Company to first negotiate with our board of directors. We believe that the benefits of increased protection of our potential ability to negotiate with an unfriendly or unsolicited acquirer outweigh the disadvantages of discouraging a proposal to acquire us because negotiation of these proposals could result in an improvement of their terms. See the section, “Restated Certificate of Incorporation and Restated Bylaw Provisions” below.

Section 203 of the DGCL

As per our amended and restated certificate of incorporation, we are not subject to the provisions of Section 203 of the DGCL regulating corporate takeovers. As per our amended and restated certificate of incorporation, the Company shall not engage in any business combination (as defined in the amended and restated certificate of incorporation), at any point in time at which the Common Stock is registered under Section 12(b) or 12(g) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), with any interested stockholder (as defined amended and restated certificate of incorporation) for a period of three (3) years following the time that such stockholder became an interested stockholder, except under certain circumstances, such as if the board of directors approved the transaction before the stockholder became an interested stockholder, if at least 66 and 2/3 of the Company’s outstanding voting stock voted in favor (not by written consent) of the combination or if the stockholder, at the time it consummated the transaction pursuant to which it became an interested stockholder, owned at least 85% of the Company’s voting stock (not including stock held by officers, directors or employee stock plans).

The amended and restated certificate of incorporation includes the definition of the terms used in this section, including that an interested stockholder is any person (other than the Company and any direct or indirect majority-owned subsidiary of the Company) that (i) is the owner of 15% or more of the outstanding voting stock of the Company, or (ii) is an affiliate or associate of the Company and was the owner of 15% or more of the outstanding voting stock of the Company at any time within the 3-year period immediately prior to the date on which it is sought to be determined whether such person is an interested stockholder, and the affiliates and associates of such person; provided, however, that the term “interested stockholder” shall not include any person whose ownership of shares in excess of the 15% limitation set forth herein is the result of action taken solely by the Company; provided that such person shall be an interested stockholder if thereafter such person acquires additional shares of voting stock of the Company, except as a result of further corporate action not caused, directly or indirectly, by such person. For the purpose of determining whether a person is an interested stockholder, the voting stock of the Company deemed to be outstanding shall include stock deemed to be owned by the person through application of the definition of “owner” included in the amended and restated certificate of incorporation, but shall not include any other unissued stock of such Company which may be issuable pursuant to any agreement, arrangement or understanding, or upon exercise of conversion rights, warrants or options, or otherwise.

Transfer Agent

The transfer agent and registrar for our common stock will be VStock Transfer, LLC. The transfer agent’s address is 18 Lafayette Place, Woodmere, New York 11598, and its telephone number is (212) 828-8436.

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